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                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Fifth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program, Fourth Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and Owens-Illinois de Puerto Rico Long-Term Savings Plan of our report dated January 26, 2001 (except for information in the sections entitled "Long-Term Debt" on pages 49-50 and "Subsequent Event" on page 65, as to which the date is March 29, 2001), with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP



Toledo, Ohio
September 19, 2001